UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2009
Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

500 W. Illinois, Suite 100
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (432) 620-5500
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On May 4, 2009, Basic Energy Services, Inc. (the “Company”) entered into Amendment and Consent No. 1 (the “Amendment”) to Fourth Amended and Restated Credit Agreement, dated as of October 3, 2003, amended and restated as of February 6, 2007 (the “Existing Credit Agreement”; the Existing Credit Agreement, together with the Amendment, collectively hereinafter being referred to as the “Credit Agreement”). The Amendment provides, among other things, for the reclassification and extension of certain revolving commitments under the Existing Credit Agreement. Other amendments include:
•	changing the calculation of the Alternate Base Rate;

•	creating new applicable margins for Tranche B Revolving Loans with respect to ABR and Eurodollar revolving loans;

•	increasing the applicable fee as it applies to Tranche B Revolving Loans;

•	altering the letter of credit expiration date to account for the differing maturity dates of Tranche A Revolving Loans and Tranche B Revolving Loans;

•	adding supplementary provisions in the case of a defaulting lender under the Credit Agreement, including provisions related to (i) the reallocation of swingline exposure or letter of credit exposure, (ii) the funding of swingline loans and (iii) the issuance, amendments to or increases in any letters of credit;

•	altering the maximum leverage ratio;

•	permitting investments and prepayments of unsecured indebtedness of up to $50 million in the aggregate; and

•	consent for the organization of two new subsidiaries to conduct operations in Mexico.
     The Existing Credit Agreement provided for revolving loans to be made to the Company, with such revolving loans having a maturity date of December 15, 2010. Under the Amendment, certain revolving loans are reclassified as (i) Tranche A Revolving Loans, which have the same maturity date as that of revolving loans under the Existing Credit Agreement, and (ii) Tranche B Revolving Loans, which have an extended maturity date of January 31, 2012. Revolving lenders are accordingly reclassified into two groups: those who agreed to extend the maturity date for their revolving commitments are deemed Tranche B Revolving Lenders, and the other revolving lenders are deemed Tranche A Revolving Lenders. The Amendment did not change to total amount of the revolver. The amount of commitments under the Tranche A Revolving Loans is $80 million and the amount under the Tranche B Revolving Loans is $145 million. Lenders remaining in the Tranche A Revolving Loans continue to receive the same pricing as applicable under the Existing Credit Agreement. Lenders committing to the Tranche B Revolving Loans will receive an up-front fee, an increase in the undrawn commitment fee and an increase in the pricing spread grid based on specified leverage ratio ranges.
     The Amendment also altered the interest rate payable on the revolving loans. For Tranche A Revolving Loans and Tranche B Revolving Loans, ABR Loans will bear interest at the highest of (i) the bank’s prime rate, (ii) the federal funds rate plus 0.50% per year, and (iii) the adjusted LIBOR rate for an interest period of one-month beginning on the day of the ABR Loan plus 100 basis points, plus an applicable margin. The applicable margin for ABR Loans ranges from 0.25% to 0.50% for Tranche A Revolving Loans and ranges from 2.50% to 3.50% for Tranche B Revolving Loans. While the applicable margins for Tranche A Revolving Loans remained unchanged for both ABR and Eurodollar revolving loans, the applicable margin for Eurodollar revolving loans with respect to any Tranche B Revolving Loan ranges from 3.50% to 4.50%. Furthermore, the applicable commitment fee for the unused portion of any Tranche B revolving commitments, based on average daily unused amounts, is 1.0% per annum, as compared to 0.375% per annum for Tranche A revolving commitments.

     The Existing Credit Agreement contained various restrictive covenants and compliance requirements. Under the Amendment, the maximum leverage ratio permitted is 3.25 to 1.00 from April 1, 2007 to the Amendment effective date, increasing to 3.75 to 1.00 on the effective date of the Amendment and thereafter.
     The Amendment also provides for the creation of two new subsidiaries in connection with oil field services that may be performed in Mexico.
     Costs associated with the Amendment will be amortized over the extended life of this credit facility. A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.
     On May 6, 2009, Basic Energy Services, Inc. issued a press release reporting financial results for the first quarter ended March 31, 2009. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
     The information furnished pursuant to Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of Basic’s under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
     Exhibit 10.1           Amendment and Consent No. 1 to Fourth Amended and Restated Credit Agreement dated May 4, 2009.
     Exhibit 99.1           Press release dated May 6, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.
Date: May 6, 2009	By:	/s/ Alan Krenek
		Name:	Alan Krenek
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment and Consent No. 1 to Fourth Amended and Restated Credit Agreement dated May 4, 2009.

99.1	Press release dated May 6, 2009.